EXHIBIT 99.1

For more information contact:                  FOR IMMEDIATE RELEASE
Joseph M. Murphy
President and Chief Executive Officer
(207) 288-3314

BAR HARBOR BANKSHARES ELECTS PETER DODGE AS CHAIRMAN OF THE BOARD

BAR HARBOR, Maine (May 21, 2009) – Bar Harbor Bankshares (NYSE Amex: BHB) the parent company of Bar Harbor Bank & Trust (the "Bank"), today announced that following its Annual Meeting of Shareholders on May 19, 2009, the Board of Directors conducted its Annual Organizational Meeting and has elected Peter Dodge to serve as Chairman of the Board, succeeding Thomas A. Colwell. Mr. Colwell will assume the role of Vice Chairman, a new Board position approved at the same meeting.

Mr. Colwell, of Deer Isle, Maine, had served as Chairman since 2004. Prior to his election as Chairman in 2004, Mr. Colwell had served on the Board since 1991 and served on several Board committees, most notably as Chairman of the Audit Committee from 1999 to 2004.

Mr. Dodge, of Blue Hill, Maine, has been a member of the Board since 1987 and has served in several Board committee capacities, most recently as Chairman of the Bank’s Loan Committee since 2004.

Mr. Dodge, 65, with multi-generational roots in Blue Hill, is a native of Milwaukee, Wisconsin and graduated from Alfred University with a BA degree in Business Administration in 1967. He served as a Captain in the U.S. Army in Vietnam and was decorated with the Bronze Star for his service. He is President of Peter Dodge Agency, Inc. D/B/A The Merle B. Grindle Agency, The John R. Crooker agency and Endicott Insurance. He has been active in insurance industry trade organizations and is a past President of the Independent Agents of Maine. He has served as President of George Stevens Academy and as a Director of Blue Hill Memorial Hospital. He is currently Treasurer of Bagaduce Music Lending Library in Blue Hill.

In making the announcement, Mr. Colwell said: "It has been my great pleasure to serve as Board Chair of Bar Harbor Bankshares during a period of significant growth and performance improvement over the past several years. It will now be my pleasure to turn over the duties of Chairman to Peter Dodge, who shares my enthusiasm for the unique contributions we can make as an independent community bank with the culture of excellence that has taken root at Bar Harbor Bankshares."

About Bar Harbor Bankshares

Bar Harbor Bankshares is the parent company of its wholly owned subsidiary, Bar Harbor Bank & Trust. Bar Harbor Bank & Trust, founded in 1887, provides full service community banking with twelve branch office locations serving downeast and midcoast Maine.

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